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                                                                   EXHIBIT 10.6I


                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        LANDMARK FINANCIAL SERVICES, INC.

                                       AND

                               FACTUAL DATA CORP.


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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") is entered into as of January 6, 1997 by and between Landmark Financial Services, Inc., a Texas corporation ("Purchaser") and Factual Data Corp., a Colorado corporation ("Seller").

                                   WITNESSETH:

         WHEREAS Seller owns and operators a nation-wide business headquartered in Fort Collins, Colorado which provides mortgage credit reports, employee screening reports titled EMPfacts and business credit reports titled CORPdata; and

         WHEREAS Seller has determined that it is in its best interest to sell the nonexclusive right to operate its employee screening reports business and business credit reports business and the exclusive right to operate its mortgage credit reporting business within the territories of: Arizona, New Mexico, Houston, Dallas-Ft.Worth, Oklahoma (collectively, "Exclusive Territories"), and

         WHEREAS Purchaser desires to purchase from Seller the exclusive and nonexclusive rights described above; and

         WHEREAS each of Seller and Purchaser has approved this Agreement and the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

ARTICLE 1  AGREEMENT TO PURCHASE AND SELL

         Section 1.1 Purchase and Sale of Assets. At the closing of the transactions contemplated by this Agreement (the "Closing"), Seller will sell to Purchaser, and Purchaser will purchase from Seller, the credit reporting business in the Exclusive Territories, certain accounts related thereto, and the exclusive right to continue credit reporting business in those Exclusive Territories under separate agreement.

         Section 1.2 Purchased Assets. The assets to be conveyed to Purchaser by Seller at the Closing (the "Purchased Assets") are the following:

                    1.2.1 All customers, customer listings and customer relationships relating to the Exclusive Territories;

                    1.2.2 All invoiced and pending accounts receivable, customer orders and work in process. Such accounts shall not be in an amount less than $128,000;


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                    1.2.3 All right, title and interest in and to the
contracts, agreements and documents related to the Purchased Assets, together with all modifications, supplements and addenda thereto, and all rights to payments thereunder, if any.

                    1.2.4 At the Closing, Seller shall provide by computer modem all data to which Purchaser is entitled pertaining to the Purchased Assets, which includes software which provides customer and account receivable records and history.

         Section 1.3 Assumed Liabilities. Purchaser shall assume no liabilities of Seller.

ARTICLE 2  PURCHASE PRICE

         Section 2.1 In consideration of Seller's conveyance of' the Purchased Assets to Purchaser, Purchaser shall pay Seller the sum of $110,000 cash (less any Interim Payment) at Closing (the "Purchase Price"). Purchaser agrees, under separate agreement, to pay an initial license fee of $600,000 and an ongoing licensing fee to Seller for continued business operation within the Exclusive Territories.

         Section 2.2 Purchaser and Seller agree that upon: (i) presentation by Seller to Purchaser of' a current accounts receivable listing of the Exclusive Territories (the "A/R Listing"), and (ii) payment of $100,000 cash by Purchaser to Seller prior to the Closing Date ("Interim Payment"), Purchaser shall be entitled to all collections, effective January 1, 1997, less the Management Fee (as defined below) arising from the business(es) of the Purchased Assets prior to the Closing. Seller understands that upon receipt of' the Interim Payment, all collections of relating to the Exclusive Territories shall be promptly turned over to Purchaser. Purchaser understands that such Interim Payment shall be non-refundable unless Seller elects not to Close; if Seller elects not to Close, then the Interim Payment shall be refunded promptly to Purchaser, and Purchaser shall promptly turn over to Seller all collections of accounts receivable pertaining to the A/R Listing. If, through no fault of' Seller, the closing does not take place, Seller shall retain the Interim Payment and Purchaser shall promptly return to Seller any collections of' accounts receivable pertaining to the A/R Listings.

         Section 2.3 Purchaser and Seller agree that while Seller operates and maintains the business(es) of the Exclusive Territories, Seller shall be entitled to 65% of gross bona fide billings (the "Management Fee"). Such Management Fee shall be paid no later than the 20th day following the end of each month. Purchaser and Seller agree that the Management Fee shall no longer accrue after Purchaser commences operation and control of the Exclusive Territories.

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to and covenants and agrees with Purchaser as follows:

         Section 3.1 Organization; Corporate Power; Etc. Seller is a corporation duly organized, validly existing in good standing under the laws of the State of Colorado. Seller has

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all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

         Section 3.2 Licenses and Permits. Seller has all licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses, certificates, franchises, right and permits are in full force and effect, except for any lack or failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on Seller. The business of the Seller has been conducted, and will be conducted until the Closing Date, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.


         Section 3.3 Authorization of Agreement; No Conflicts.

         3.3.1 The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been dully authorized by all necessary corporate action on the part of' Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of banks generally and by general equitable principles.

         3.3.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation of or default or loss of' a material benefit under, any provision of' the articles or bylaws of Seller or any mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties, other than any such conflict, violation, default or loss which will not have a material adverse effect on the business, assets, operations, or condition of' the Purchased Assets.

         Section 3.4 Compliance with Applicable Laws. Seller's activities are not in violation of' any law, ordinance, or regulation, except for violations which individually or in the aggregate would not have a material adverse effect on the business, assets, liabilities, operations, or condition of the Purchased Assets. Neither Seller nor its agents have knowledge of any past operations or activities in which the Purchased Assets has been engaged, or those of the Seller which bear a relationship to the Purchased Assets, which have violated any state or federal statute, regulation, rule or order or common law holding, except for violations which have been previously disclosed to Purchaser or which individually or in the aggregate would not have a material adverse effect on the business, assets, liabilities, operations, or condition of the Purchased Assets.

         Section 3.5 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Purchased Assets which, if adversely determined, would have a material adverse effect on the business, assets, liabilities, operations, or condition of the Purchased Assets; nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding regarding Seller or the Purchased Assets having such effect.

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         Section 3.6 Title to Assets. Seller owns and has good and marketable title to the Purchased Assets owned by Seller free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature. Seller is not in any default with respect to any contracts, agreements, or leases constituting or related to any Purchased Assets.

         Section 3.7 Brokers and Finders. Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of' this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

         Article 3.8 Information. To the best of Seller's knowledge, the information regarding the transaction contemplated by this Agreement which Seller has heretofore supplied Purchaser and that to be made available by Seller to Purchaser for its investigation is true and correct in all material respects and complete as to the subjects involved. To the best of Seller's knowledge, the books and records of the Exclusive Territories constituting part of the Purchased Assets are complete and are true and correct in all material respects. Seller represents: that the revenues as recognized and accounted are true and correct in all material respects; that there are no undisclosed liabilities; and that accounts receivable are collectible in consistence with previous collection experience. Seller represents that there have been no material adverse changes since the date of' the latest financial statements.

         Article 3.9 Employees. There are no employment agreements in effect, offered, or promised to any employees of the Exclusive Territories, and they are all employees at will. To the best of Seller's knowledge, no employee of the Exclusive Territories has any basis for any claims or suit against the Seller.


ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER


         Purchaser represents and warrants to Seller that:

         Section 4.1 Organization; Corporate Power; Etc. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of' Texas. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

         Section 4.2 Licenses and Permits. Purchaser has all material licenses and permits that are necessary for the conduct of' its businesses, and such licenses and permits are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on Purchaser.

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          Section 4.3      Authorization of Agreement; No Conflicts.

                    4.3.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                    4.3.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the articles or bylaws of any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, or ordinance, rule or regulation applicable to Purchaser, other than any such conflict, violation, default or loss which (i) will not have a material adverse effect on Purchaser; or (ii) will be cured or waived prior to the Closing.

         Section 4.4 Brokers and Finders. Purchaser is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby and neither the execution of this Agreement nor the transactions provided for herein will result in any liability to any broker or finder. However, Purchase acknowledges his obligation to Argus Capital Corporation relating to the transactions contemplated hereby.

ARTICLE 5  ADDITIONAL AGREEMENTS

         Section 5.1 Access to Information, etc.

                    5.1.1 For a period of one year following the Closing and upon reasonable notice to Seller, Seller shall allow Purchaser and its accountants, counsel and other representatives reasonable access to its officers, employees, properties, books, contracts, commitments and records relating to the Purchased Assets from the date hereof through the Closing Date. Seller agrees to cooperate with Purchaser's investigation of the Purchased Assets.

                    5.1.2 Following the Closing, during normal business hours, Purchaser will afford Seller, its counsel, accountants and other agents, full access to any books, records or documents acquired by Purchaser pursuant to this Agreement as Seller may reasonably request. If Purchaser intends to destroy any such books, records or documents within three years of the Closing Date, Purchaser will notify Seller of such fact and retain them or deliver them to Seller as Seller shall determine.

                    5.1.3 Seller agrees to allow Purchaser's auditors, at Purchaser's sole expense and in the event it is deemed necessary (at Purchaser's sole discretion) for a subsequent securities offering of any kind to investigate the related business affairs of Seller.

                    5.1.4 Purchaser agrees to allow Seller's auditors, at Seller's sole expense and in the event it is deemed necessary (at Seller's sole discretion) for a subsequent securities offering of any kind, to investigate the related business affairs of Purchaser.

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         Section 5.2 Taking of Necessary Action

                    5.2.1. Each of the parties hereto agrees to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Purchaser and Seller will use their best efforts to obtain all consents of third parties necessary or, in the reasonable opinion of Purchaser or Seller, advisable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser with full title to the Purchased Assets, the proper officers or directors of Purchaser or Seller, as the case may be, shall take all such necessary action.

         Section 5.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

         Section 5.4 Notification of Certain Events.. The parties shall promptly advise each other in writing of any change or event which could reasonably be expected to have a adverse effect on the transactions contemplated by this Agreement.

         Section 5.5 Purchased Assets Assessment. Purchaser shall have the right to conduct, at its expense, such other investigations of the Purchased Assets and related matters as it deems necessary ("Purchased Assets Assessment").

         Section 5.6 Employees. If applicable, on or before the Closing Date and contingent on closing the contemplated transaction, Purchaser will offer at will employment to each of Seller's employees who are employed by Seller and involved in the operations of the Purchased Assets on the date of this Agreement at salaries comparable to those paid on such date by Seller to such employees. Such employees shall be offered the same benefits available to Purchaser's other employees in comparable positions subject to the terms and conditions of Purchaser's benefit plans and policies. With the exception of the provisions relating to Purchase Price in Article 2, the Purchaser is under no obligation to continue the employment of any employee for any period of time. However, Purchaser will utilize its best efforts to maintain employees at the time of Closing on existing terms.

         Section 5.7 Personal, Property and Sales Taxes. The Purchaser shall be responsible to pay all personal property or sales taxes, if any, arising out of the sale of the Purchased Assets.

         Section 5.8 Survival of Representations and Warranties, and Indemnifications. All representations, warranties and indemnifications of Seller and Purchaser contained or made pursuant to this Agreement shall survive the Closing for a period of four years with the exception of representations concerning the ownership and transferability of assets sold under this Agreement.



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ARTICLE 6   SELLER'S CONDUCT OF BUSINESS

During the period from the date of execution of' this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article 10, Seller agrees (except to the extent Purchaser shall otherwise consent in writing or as may be required by law or regulation), to carry on its business involving the Purchased Assets in the ordinary course and in substantially the manner in which heretofore conducted.

ARTICLE 7   CONDITIONS PRECEDENT TO CLOSING

         Section 7.1 Conditions to the Parties' Obligations. The obligations of all the parties to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

                    7.1.1 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any entity which makes the consummation of' the purchase and sale illegal.

         Section 7.2 Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

                    7.2.1 The representations and warranties of Seller contained in Article 3 shall be true in all material respects as of' the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on Seller, the Purchased Assets, or the Purchaser, or upon the consummation of the transactions contemplated hereby; Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on the Purchased Assets, or the Purchaser, or upon the consummation of the transactions contemplated hereby.

                    7.2.2 Any consent required for the consummation of the transactions contemplated by this Agreement under any agreement, contract, lease or license to which Seller is a party or by or under which it is bound or licensed, the withholding of which may reasonably be expected to have a material adverse effect on Purchaser or the office, shall have been obtained on the terms and conditions acceptable to Purchaser in its good faith judgment.

                    7.2.3 If necessary in the sole opinion of' Purchaser and at Purchaser's sole expense shall have received from legal counsel to Seller an opinion in form and substance customary for transactions of this nature, including, but not limited to: 1) an opinion that all required consents relating to identified contracts, permits and licenses have been obtained; and 2) an opinion that all conveyance documents are sufficient to transfer title to the purchased assets to the purchaser.

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                    7.2.4 If necessary in the sole opinion of Purchaser and at
Purchaser's sole expense, Counsel for Purchaser shall have approved, in the exercise of counsel's discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Purchaser hereunder.

                    7.2.5 There shall not have occurred and be continuing any change or circumstance relating to the Purchased Assets which individually or in the aggregate would have or would be reasonably likely to have a material adverse effect on the business, operations, properties, assets, or condition (financial or other), of the Purchased Assets.

                    7.2.6 Seller and Purchaser shall have entered into mutually agreeable contracts for Seller to provide Purchaser with software services necessary to conduct the business of the Purchased Assets.

         Section 7.3 Conditions to Sellers Obligations. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

                    7.3.1 The representations and warranties of Purchaser contained in Article 4 shall be true in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on Purchaser or upon the consummation of the transactions contemplated hereby; Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on Purchaser or upon the consummation of the transactions contemplated hereby.

                    7.3.2 Counsel for Seller shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Seller hereunder.

ARTICLE 8    INDEMNIFICATION

         Section 8.1 Indemnification by Seller. For a period of one year from and after the Closing Date, Seller shall indemnify, defend and hold harmless Purchaser, Purchaser's parent company, and each of their directors, officers, employees and agents from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (collectively, a "Loss"), resulting from, related to, or arising out of: (a) any breach of the representations and warranties contained in Article 3 of this Agreement; and (b) all Loss other than any Loss constituting Assumed

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Liabilities which Loss is based in whole or part upon facts, events, conditions, acts, or omissions pertaining to the Purchased Assets or its properties or operations from which a cause of action arose prior to the Closing Date. This indemnification shall apply regardless of any investigations and assessments made or not made by Purchaser prior to the Closing Date as to all liabilities arising out of the operation of the Purchased Assets which are not Assumed Liabilities. The Seller retains liability on all liabilities not explicitly assumed by Purchaser.

         Section 8.2 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify, defend hold harmless Seller, and its parent company, and each of their directors, officers, employees and agents from and against any Loss resulting from, related to, or arising out of, (a) the imposition of any liability on Seller after the Closing Date which constitutes Assumed Liabilities; (b) any breach of the representations and warranties contained in Article 4 of this Agreement; or (c) all Loss which is based in whole or part upon facts, events, conditions, acts, or omissions pertaining to the Purchased Assets or operations from which a cause of action arose on or after the Closing.

         Section 8.3 Notice. Promptly after acquiring knowledge of any Loss or any action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim which may give rise to a Loss against which Seller or Purchaser (an " Indemnifying Party"), has indemnified a party to this Agreement (an "Indemnified Party"), such Indemnified Party shall give the Indemnifying Party written notice thereof. The indemnifying party shall, at its own expense, promptly defend, contest or otherwise protect against any such Loss or any such action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim and shall receive from the Indemnified Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of such Indemnified Party who are familiar with the transactions out of which any such Loss, action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim may have arisen. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so. In the event that the Indemnifying Party, after written notice from an Indemnified Party, fails to take timely action to defend the subject matter of such notice, the Indemnified Party shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. Unless permitted in writing by Purchaser, Seller is restricted from initiating any litigation with the suppliers or customers existing at Closing exclusively within the Exclusive Territories.

         Section 8.4 Limitation of Indemnity. Notwithstanding any provisions in this Agreement to the contrary, the remedies provided by this Article 8 shall be the parties' sole and exclusive remedies for the recovery of any damages resulting from or arising out of or related to misrepresentations, breaches of warranties, and nonfulfillment of obligations under this Agreement, except those arising from or arising out of or related to fraud; the provisions of this
Section 8.4 shall not limit the ability of any party to seek injunctive or similar relief pursuant to this Section 8.4 hereof. Furthermore:

                    8.4.1 Before an Indemnified Party may assert a claim for indemnity under this Section 8, the Indemnified Party must give or cause to be given the written notice required by subsection 8.3 of this Section 8.

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                    8.4.2 The indemnity obligation of any Indemnifying Party
under this Section 8 shall not apply until the aggregate amount of claims asserted or demands made that would, with notice, give rise to an obligation to indemnify, reaches ten thousand dollars ($10,000), and then only with respect to any amounts in excess thereof. The foregoing minimum aggregate amounts of claims do not include any losses associated with a willful breach by Seller.

                    8.4.3 The indemnity obligation of any Indemnifying Party under this Section 8 shall be net of any tax benefits realized by the Indemnified Party attributable thereto and net of any proceeds actually received with respect thereto by the Indemnified Party under any policy of insurance maintained by the Indemnified Party (other than under a program of self insurance).

                    8.4.4 After the Closing Date, the combined aggregate liability of either of Seller or Purchaser relating to the transactions contemplated under this indemnification agreement shall not exceed the Purchase Price.

ARTICLE 9   CLOSING

         Section 9.1 Closing. The Closing shall be held as soon as practicable, but in any event no later than January 31, 1997 (the "Closing Date"), and shall be held at such place as the parties may mutually agree. The following actions shall occur at the Closing:

         Section 9.2 Purchase Price and Offsetting Cash. Purchaser shall deliver to Seller, in immediately available funds, cash due at the Closing Date defined in Purchase Price. Seller shall notify Purchaser in writing no less than three
(3) business days prior to the Closing Date of the appropriate wire transfer instructions.

         Section 9.3 Conveyance and Transfer; Assumption. Seller shall deliver to Purchaser such instruments of conveyance and transfer, in form and substance satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser marketable title to all the Purchased Assets free and clear of all mortgages, liens, encumbrances, pledges, and charges and objections as provided in Sections
3.6. Seller shall reasonably cooperate with Purchaser to put Purchaser in actual possession and operating control of the Purchased Assets, including all files and documents related to the Purchased Assets.

         Section 9.4 Certificate. Purchaser shall deliver to Seller, and Seller shall deliver to Purchaser, a certificate, signed by a duly authorized officer of the delivering corporation, representing and warranting that the representations and warranties made by it hereunder were true and correct when made and have continued true and correct through the Closing, for this purpose substituting the Closing Date for the date of this Agreement, except where such representations or warranties expressly refer to an earlier time, and that the delivering corporation has performed all obligations required to be performed by it hereunder.

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ARTICLE 10   TERMINATION, AMENDMENTS AND WAIVERS

         Section 10.1 Termination. This Agreement may be terminated in writing at any time prior to the Closing Date:

                    10.1.1 by mutual consent of Seller and Purchaser;

                    10.1.2 by either Seller or Purchaser if the Closing shall not have occurred by the close of business on January 31, 1997.

                    10.1.3 by either Seller or Purchaser if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing and which breach would in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the non-breaching party or upon the consummation of the transactions contemplated hereby;

                    10.1.4 by either Seller or Purchaser if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within twenty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

                    10.1.5 by either Seller or Purchaser upon the failure to satisfy any of the conditions specified in Section 7.1 of this Agreement.

                    10.1.6 by Purchaser upon failure to satisfy any conditions specified in Section 7.2.

                    10.1.7 by Seller upon failure to satisfy any conditions specified in Section 7.3

                    10.1.8 by Purchaser if there has been a material adverse effect on the business, operation, properties, assets or condition, financial or other (of the Purchased Assets).

         Section 10.2 Effect of Termination; Survival. No termination of this Agreement as provided in Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 2.2, 5.3, 11.5 or 11.9 hereto or from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any material breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

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         Section 10.3 Amendment. This Agreement may be amended by mutual written agreement of the parties hereto authorized by their respective boards of directors or their duly authorized officers.

         Section 10.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such term or provision.

ARTICLE 11   GENERAL PROVISIONS

         Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), or sent by confirmed overnight courier on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses or (or any such other address for a party as shall be specified by like notice):

                   If to Seller at:

                           Factual Data Corp
                           Mr. J.H. Donnan
                           3665 JFK Parkway
                           Building I (80525)
                           P.O. Box 270458
                           Ft. Collins, Colorado 80527-0458

                  If to Purchaser at:

                           Landmark Financial Services, Inc.
                           Mr. W.B. Loughborough, President
                           5001 Spring Valley Road
                           Suite 258W
                           Dallas, Texas 75244


         Section 11.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.3 Entire Agreement/No Third Party Rights/Assignment. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, representations, warranties and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder;
(c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

         Section 11.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law. The parties agree that any action or proceeding related to this agreement shall be brought only within a court of competent jurisdiction located in the County of Dallas, State of Texas, and no proceedings shall be initiated in any form outside the State of Texas.

         Section 11.5 Non-disclosure of Agreement. Purchaser and Seller agree, except as required by law upon the written advice of counsel, to not issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement until after Closing or without seeking the consent of the other party, which consent shall not be unreasonably withheld.

         Section 11.6 Headings/Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.7 Enforcement of Agreement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 11.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable of any of the terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 11.9 Confidentiality. The parties hereto agree that prior to closing they will keep all information (not in the public domain or available by other means) provided by Seller and all terms and conditions of this Agreement in confidence and will not disclose such information to any third party, except to their respective professional advisors and as required to comply with law, requests or requirements of entities and as may be required in judicial or regulatory proceedings, without the written consent of the other parties. Nothing in this Section is intended to limit or restrict Purchaser's rights of access under Section 5.1.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


      PURCHASER:

      Landmark Financial Services, Inc.


      By: /s/ WILLIAM B. LOUGHBOROUGH 1/7/97
         -----------------------------------
      By: William B. Loughborough
      Its: President



      SELLER:

      Factual Data Corp.


      By: /s/ J.H. DONNAN
         ----------------
      By: J.H. Donnan
      Its: President

                                    ADDENDUM

The following is an addendum to that Software System Contract ("Contract") entered into as of January 6, 1997 between Lenders Resource, Inc. ("Provider") and Landmark Financial Services, Inc. ("User" or "Client"):

1. User agrees to pay an initial, one-time license fee of $600,000 in connection with this Contract and in connection with the related Purchase Agreement and the exclusive right for User to provide FACTUAL EXPRESS/BUNDLED SERVICES in the territories of': Arizona, New Mexico, Houston, Dallas-Ft. Worth and Oklahoma.

2. Provider agrees that in addition to the training allowed in the Contract, additional training at User's location shall be provided at User's expense.

3. Provider and User agree that Paragraph IV of the contract shall allow a 60 day period of non-payment by User for services prior to any action by Provider against User. Provider and User further agree that User shall be notified pursuant to the notification provisions of Paragraph XI of the Contract prior to any action taken by Provider against User. Further, Provider and User agree that upon notification, User shall have the right to cure payment default prior to any adverse action taken by Provider against User.

4. Provider and User agree that pursuant to paragraph V of the Contract that the contract, may be terminated by giving 120 days notice. All other conditions of this paragraph shall apply. In the event of such termination, Provider shall agree to a one year non-compete in the exclusive territories defined in the Contract.

5. Pursuant to Paragraph V(A) of the Contract, Provider understands that User is currently a user of other mortgage reporting software and shall allow User a period of 180 days from the effective date of this Contract in order to comply with this provision (the "Grace Period").

6. Provider and User agree that the Grace Period shall apply to the provision of paragraph V(B) of the Contract.

7. Provider and User agree that the bundled service described in paragraph V(B) of the Contract shall apply only to mortgage credit services.

8. Provider and User agree that the Escrow Instructions described in paragraph VI of the Contract shall be provided to User at User's request.

9. Provider and User agree that the willful misconduct and gross negligence described in paragraph VII. (B) of the Contract refers to Provider.

10. Provider and User agree that the notice described in paragraph XI of the Contract shall be by United States mail certified postage prepaid.

11. Provider and User agree that the Exhibit A map described in paragraph XII(A) of the Contract shall be supplied to User by Provider prior to execution of the Contract.

12. Provider and User agree pursuant to paragraph XII(C ) of' the Contract that (i ) that the reports issued using the Factual Express\Bundled Services Software do not have to be issued on Factual Data Secure paper, (ii) that the written consent of Provider for User to utilize Factual Data as part of a corporate name shall not be unreasonably withheld, and (iii) User may, and Provider agrees, that may utilize the Factual Data name in connection with the following services: consumer rate information gathering, publishing and advertising.

13. Provider and User agree pursuant to paragraph XVI of the Contract that such provisions relating to standards shall apply only to Factual Data services.

14. Provider and User agree pursuant to paragraph XVII of the Contract that User is not obligated to use Factual Data Secure Forms.



Agreed:


Client or User:
Landmark Financial Services, Inc.

By: /s/ WILLIAM B. LOUGHBOROUGH 1/7/97
   -----------------------------------
By: William B. Loughborough
Its:  President


Provider:
Lender's Resource, Inc.

By: /s/ J.H. DONNAN  01/08/97
    -------------------------
By: J.H. Donnan
Its: President